Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70567, 333-162668, 333-171149, and 333-189614 on Form S-8, and Registration Statement No. 333-200291 on Form S-3 of our report dated September 13, 2016, relating to the consolidated financial statements of Magellan Petroleum Corporation and Subsidiaries, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Magellan Petroleum Corporation for the fiscal year ended June 30, 2016.

/s/ EKS&H LLLP

Denver, Colorado
September 13, 2016